Exhibit 3.4

State of Delaware Secretary of State Division of Corporations Delivered 07:40 PM 03/28/2012 FILED 06:33 PM 03/28/2012 SRV 120368044 - 5131691 FILE

STATE of DELAWARE

CERTIFICATE of INCORPORATION

A STOCK CORPORATION

•	First: The name of this Corporation is Atlas Resource Finance Corporation.

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Second: Its registered office in the State of Delaware is to be located at 1209 Orange Street, in the City of Wilmington County of New Castle Zip Code 19801. The registered agent in charge thereof is The Corporation Trust Company.

•	Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 1,000 shares (number of authorized shares) with a par value of 0.0100000000 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:

Name Rosemary Morice

Mailing Address 1845 Walnut Street, 10th Floor

                Philadelphia, PA Zip Code 19103

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I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 28th day of March, A.D. 2012.

BY:
(Incorporaton)
NAME:	Rosemary Morice
(type or print)